Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information, Contact:
June 4, 2007	Glenn Wiener, GW Communications
212-786-6011 /gwiener@GWCco.com
VALENTEC SYSTEMS FILES FOR TWO PROVISIONAL PATENTS
New insensitive munitions technology developed to expand Spiral Wrap Cartridge Case offering
MINDEN, LA, June 4, 2007 — Valentec Systems, Inc. (OTC-BB: VSYNE.OB), a supplier of mission-critical conventional ammunition, pyrotechnic and related defense products, announced today that it has filed for two provisional patents related to the Company’s Spiral Wrap Cartridge Case (SWCC) product portfolio.
The Company has developed new, low cost ammunition cartridge cases with insensitive munitions attributes for modern ammunition. The new hybrid technology provides soft release of the ammunitions propellant from accidental external stimulation which in turn, reduces the detonation of the ammunition and subsequent sympathetic detonation of the adjacent ammunition. Additionally, the new design greatly reduces the manufacturing costs when compared to deep drawn methods used in the market today.
Valentec is currently fulfilling a $3.2 million order of 105mm SWCC’s to the U.S. Army. With these new provisional patents and expanded technologies, the Company believes it can successfully move into the medium caliber market (20mm and 30mm ammunition) and offer more cost effective and value added solutions that provide additional safety to soldiers and aviators on the battlefield.
The novel cartridge case reduces manufacturing costs by utilizing three simple components and a simple assembly process. The three components are manufactured on commonly available CNC lathes and simple drawn over mandrel tubing operations. These operations are less expensive than forging and deep drawing operations which involve large heating treatment and multiple manufacturing steps. Furthermore, it achieves the insensitive munitions attribute through a soft release base that is crimped on the tube. When the internal propellant is stimulated accidentally outside of a gun breech, the base is then separated by the expanding internal pressure of the propellant. The non-containment of this propellant pressure provided by the base separation prevents a detonation of the round from containing high pressure events seen in monolithic cartridge case designs.
Mr. Robert A. Zummo, Chief Executive Officer and President of Valentec Systems, Inc said, “We constantly strive to develop new and innovative solutions that will help our customers succeed, primarily the Armed Forces of the United States, Israel and other friendly nations around the world. These latest technological breakthroughs will greatly enhance our offering and industry position in the SWCC market.”
Zummo continued, “The defense industry is highly competitive and the need for the best technology has never been greater. That is why we continue to invest in our R&D capabilities and look for new growth vehicles that will enable us to capture additional business, while generating returns for our stakeholders.”

About Valentec Systems, Inc.
Valentec Systems, Inc., headquartered in Minden, LA is a supplier of mission-critical conventional ammunition, pyrotechnic and related defense products. The company markets its products to the United States Army, Israeli Defense Forces and other Ministries of Defense in friendly nations around the world. Valentec’s business lines can be classified in three distinct segments including Systems Management / Integration, Energetic Manufacturing and Metal Parts Manufacturing. For more information, please visit our website, http://www.valentec.net or our most recent filings with the Securities and Exchange Commission (SEC).
Safe Harbor Language
Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to the company’s plans, objectives and expectations for future operations and are based upon management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, please refer to our most recent filings with the Securities and Exchange Commission, including but not limited to Valentec’s Annual Report on Form 10-KSB filed on May 17, 2007. These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
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